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                                                                     EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]



                               February 14, 2002

     TEPPCO Partners, L.P.
     2929 Allen Parkway
     Houston, Texas 77252-2521


     Ladies and Gentlemen:

                  We have acted as counsel for TEPPCO Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the registration under the Securities Act of 1933, as amended, of 186,904 units representing limited partnership interests (the "Units"), to be offered upon the terms and subject to the conditions set forth in the 1994 Long Term Incentive Plan, as amended by Amendment 1 thereto (as amended, the "Plan").

                  As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examinations, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

                  Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Units have been duly authorized by the Partnership for issuance, and the Partnership has full partnership power and authority to issue, sell and deliver the Units and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

                  The foregoing opinion is limited to the federal laws of the United States of America, the laws of the State of Texas and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ FULBRIGHT & JAWORSKI L.L.P.

                                       Fulbright & Jaworski L.L.P.